Deloitte & Touche Hardwicke House Hatch Street Dublin 2 Tel: +353 (1) 417 2800 Fax: ++353 (1) 417 2900 Chartered Accountants www.deloitte.com/ie

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form 20-F of our reports dated 4 March 2014, relating to (1) the 2013 financial statements and the retrospective adjustments to the 2012 and 2011 financial statements of Allied Irish Banks, p.l.c. and (2) the effectiveness of Allied Irish Banks, p.l.c.’s internal control over financial reporting as of 31 December 2013 appearing in this Annual Report on Form 10-K of Allied Irish Banks, p.l.c. for the year ended 31 December 2013.

Deloitte & Touche,

Independent Registered Chartered Accountants and Statutory Audit Firm

Hardwicke House,

Hatch Street,

Dublin 2.

25 April 2014